UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 27, 2015

Swift Transportation Company

(Exact name of Registrant as specified in charter)

Delaware	001-35007	20-5589597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 South 75th Avenue, Phoenix, Arizona		85043
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 269-9700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 27, 2015, Swift Transportation Company entered into a Fourth Amended and Restated Credit Agreement (“2015 Agreement”) replacing our existing Third Amended and Restated Credit Agreement dated June 9, 2014 (“2014 Agreement”). The 2015 Agreement includes a $600.0 million revolving credit facility (“Revolver”) and a $680.0 million first lien term loan A (“Term Loan A”), each maturing July 2020. The 2015 Agreement replaced the undrawn $450.0 million revolving line of credit maturing June 2019, the $500.0 million first lien term loan A ($485.0 million face value outstanding as of closing) maturing June 2019, and the $400.0 million first lien term loan B ($395.0 million face value outstanding as of closing) maturing June 2021 under the 2014 Agreement. Upon closing, proceeds from the Term Loan A, $200.0 million drawn from the Revolver, and $3.0 million cash on hand were used to pay off the then-outstanding balances of the first lien term loan A and B tranches under the 2014 Agreement and certain transactional fees associated with the 2015 Agreement. This resulted in outstanding balances on the Term Loan A and the Revolver of $680.0 million and $200.0 million, respectively, upon closing the 2015 Agreement.

Under the 2015 Agreement, the interest rate applicable to the Revolver and Term Loan A is subject to a leverage-based grid and equaled the LIBOR rate plus 1.75% at closing, which is the same as the rate applicable to the revolving credit facility and first lien term loan A tranche under the 2014 Agreement at closing. The previous term loan B tranche under the 2014 Agreement accrued interest at the LIBOR rate plus 3.00%, reducing to 2.75% once leverage is below 2.00, with a 0.75% LIBOR floor. The financial covenants are unchanged from the 2014 Agreement.

Principal payments for the Term Loan A are due quarterly in the amount of $3.625 million on September 30, 2015, $6.625 million starting December 31, 2015 through December 31, 2016, and then increasing to $12.25 million per quarter for 2017 thereafter through maturity, when the balance is due.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWIFT TRANSPORTATION COMPANY

By:	/s/ VIRGINIA HENKELS
Name:	VIRGINIA HENKELS
Title:	Executive Vice President and Chief Financial Officer

Dated: July 27, 2015